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                                                                    EXHIBIT 23.2

The Board of Directors
Triangle Bancorp, Inc.:

We consent to the incorporation herein by reference on Form S-4 of Triangle Bancorp, Inc. of our report dated February 12, 1997, with respect to the consolidated balance sheets of Bank of Mecklenburg and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Triangle Bancorp, Inc. dated May 23, 1997, and to the reference to our firm as "Experts."



                                        /S/ KPMG PEAT MARWICK LLP

                                        KPMG PEAT MARWICK LLP


Charlotte, North Carolina
October 31, 1997